===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                              RULE 14A-6(E)(2))
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[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        HOUSTON INDUSTRIES INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


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Notes:

[Logo of Reliant Energy]

                                    Houston
                                   Industries
                                  Incorporated

                               doing business as
                          Reliant Energy, Incorporated


                    Notice of Annual Meeting of Shareholders
                           to be held on May 5, 1999
                              and Proxy Statement

                               Table of Contents

                                                                           Page
                                                                           ----
Notice of Annual Meeting of Shareholders
Proxy Statement...........................................................   1
  Voting Information......................................................   1
  Information About Directors.............................................   1
  Stock Ownership.........................................................   5
  Executive Compensation Tables...........................................   6
  Retirement Plans, Related Benefits and Other Arrangements...............   8
  Report of the Compensation Committee....................................  12
  Stock Performance Graph.................................................  15
  Proposal to Change the Company's Name by Amending the Restated Articles
   of Incorporation.......................................................  16
  Ratification of Appointment of Independent Accountants and Auditors.....  16
  Shareholder Proposals for 2000 Annual Meeting...........................  16
  Director Nominations for 2000 Annual Meeting of Shareholders............  17
  General Information.....................................................  17
  Section 16(a) Beneficial Ownership Reporting Compliance.................  17
  Annual Report to Shareholders...........................................  17

[Logo of Reliant Energy appears here]

                   Notice of Annual Meeting of Shareholders

Dear Shareholder:

  You are cordially invited to attend the Houston Industries Incorporated 1999 Annual Meeting of shareholders. The meeting will be held in the Auditorium of Reliant Energy Plaza, 1111 Louisiana, Houston, Texas, at 9:00 a.m. Central time, on Wednesday, May 5, 1999. At the meeting, shareholders will be asked to:

  . elect five Class III Directors for three-year terms;

  . vote to approve changing the corporate name to Reliant Energy, Incorporated, by amending the Company's Restated Articles of Incorporation;

  . ratify the appointment of Deloitte & Touche LLP as independent accountants and auditors for the Company for 1999; and

  . conduct other business if properly raised.

  Shareholders of record at the close of business on March 8, 1999 are entitled to vote. Each share entitles the holder to one vote. You may vote by either attending the meeting or by proxy card. For specific voting information, please see "Voting Information" on page 1. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card.

                                          Sincerely,

                                          /s/ Hugh Rice Kelly
                                          Hugh Rice Kelly
                                          Executive Vice President
                                          and General Counsel

Dated and first mailed
to Shareholders
on March 25, 1999

                        HOUSTON INDUSTRIES INCORPORATED
                     (d/b/a Reliant Energy, Incorporated)
                     1111 Louisiana, Houston, Texas 77002
                                (713) 207-3000

                                PROXY STATEMENT

Voting Information

  Who may vote. Shareholders recorded in our stock register on March 8, 1999,
may vote at the meeting. As of March 8, 1999, there were       shares of
common stock outstanding. Each share of common stock has one vote.

  Voting by proxy or in person. Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy card. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

  If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of the director candidates, in favor of the corporate name change and in favor of the ratification of independent accountants.

  Your proxy may be revoked before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by giving written notice to Mr. Robert E. Smith, Assistant Corporate Secretary, at the Company's address shown above.

  If you plan to attend the meeting and your shares are held by banks, brokers or investment plans (in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

  Quorum needed. In order to carry on the business of the meeting we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by the Company are not voted and do not count for this purpose.

  Votes needed. The director candidates receiving the most votes will be elected to fill the Class III seats on the Board. Approval of the amendment to the Company's Restated Articles of Incorporation to change the corporate name requires the favorable vote of a majority of the outstanding shares of common stock. Ratification of the appointment of independent accountants requires the favorable vote of a majority of the shares of common stock voted for or against the matter. Abstentions and broker non-votes count for quorum proposes. For voting purposes, abstentions and broker non-votes have the same effect as a vote against the amendment to change the corporate name but do not affect the determination of whether the appointment of independent accountants is ratified. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Information About Directors

  The Company's Board of Directors is divided into three classes having staggered terms of three years. The term of office of the directors in Class III expires at this year's meeting. The terms of office of the Class I and Class II directors will expire in 2000 and 2001, respectively. At each annual meeting, directors are elected to succeed the Class of directors whose terms have expired.

  Under the Company's bylaws, no director is permitted to stand for reelection after serving on the Board for 10 years, unless such director was a director as of April 1, 1992, or is an employee of the Company or one of its affiliates. A director is not permitted under the Bylaws to serve as a director after the next annual meeting following the month in which the director reaches age 70. In accordance with this age policy, Mr. Robert C. Hanna will retire from the Board at the meeting, prior to the end of his Class II term. The directors will continue to serve until their terms expire, unless they die, resign or are removed before such time.

  Each Class III director is up for election to a three-year term ending at the annual meeting in 2002. Those nominees are current directors James A. Baker, III, Richard E. Balzhiser, O. Holcombe Crosswell, Joseph M. Grant and Don D. Jordan. If a Class III nominee becomes unavailable for election before the meeting, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominee pursuant to discretionary authority.

  Information about each of the nominees and the continuing directors is provided below.

Class III Directors--Term Expiring 2002

  James A. Baker, III, age 68, has been a director since 1996. Mr. Baker is currently a senior partner in the law firm of Baker & Botts, L.L.P. in Houston, Texas, Senior Counselor to The Carlyle Group, a merchant banking firm in Washington, D. C., and a director of Electronic Data Systems. He served as the U.S. Secretary of State from January 1989 through August 1992 and as White House Chief of Staff and Senior Counselor to President Bush from August 1992 to January 1993. From 1985 to 1988, Mr. Baker was the U.S. Secretary of the Treasury and Chairman of the President's Economic Policy Council in the administration of President Reagan, having previously served as President Reagan's White House Chief of Staff from 1981 to 1985 and as President Ford's Under Secretary of Commerce in 1975.

  Richard E. Balzhiser, Ph.D., age 66, has been a director since 1996. Dr. Balzhiser is President Emeritus of the Electric Power Research Institute
(EPRI) in Palo Alto, California, a collaborative research and development organization funded by member electric utilities. Dr. Balzhiser joined EPRI in 1973 as Director of the Fossil Fuel Advanced Systems Division. He became Vice President of Research and Development in 1979 and Executive Vice President in 1987 and served as President and Chief Executive Officer from 1988 through August 1996. He is a director of Electrosource Inc.

  O. Holcombe Crosswell, age 58, has been a director since 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

  Joseph M. Grant, age 60, has been a director since 1997. Mr. Grant is Chairman and Chief Executive Officer of Texas Capital Bancshares, Inc. in Dallas, Texas. He previously served as Executive Vice President and Chief Financial Officer of Electronic Data Systems until his retirement in March 1998.

  Don D. Jordan, age 66, has been a director since 1974. Mr. Jordan is Chairman and Chief Executive Officer of the Company. He also serves as an advisory director of Chase Bank of Texas, National Association and a director of AEGIS Insurance Services, Inc., American Residential Services, Inc. and BJ Services Company, Inc.

    The Board of Directors recommends a vote FOR all nominees for Class III
                                   Director.

Class I Directors--Term Expiring 2000

  Robert J. Cruikshank, age 68, has been a director since 1993. Mr. Cruikshank is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 1993, he was a Senior Partner in the accounting firm of Deloitte & Touche. Mr. Cruikshank serves as a director of American Residential Services, Inc., Kaiser Aluminum Corporation, MAXXAM Inc., Texas Biotechnology Corporation, Weingarten Realty Investors and as an advisory director of Compass Bank.

  Linnet F. Deily, age 53, has been a director since 1993. Ms. Deily is President, Schwab Retail Group of Charles Schwab & Co., Inc. in San Francisco, California and is a member of the firm's management committee.

She previously served as Chairman, Chief Executive Officer and President of First Interstate Bank of Texas, N.A. until April 1996, having been Chairman since 1992, Chief Executive Officer since 1991 and President of First Interstate Bank of Texas since 1988.

  Lee W. Hogan, age 54, has been a director since 1995. Mr. Hogan is Executive Vice President of the Company and President and Chief Executive Officer of its Reliant Energy Retail Group, having served in those capacities since January 1997. He has served since 1990 in various positions as an executive officer of the Company and its corporate predecessors and subsidiaries.

  T. Milton Honea, age 66, has been a director since 1997. Mr. Honea was Chairman of the Board, President and Chief Executive Officer of NorAm Energy Corp. (NorAm) until its acquisition by the Company in 1997, having served in that capacity since December 1992. He was Executive Vice President of NorAm from October 1991 until July 1992 and President and Chief Operating Officer of Arkansas Louisiana Gas Company, a division of NorAm, from October 1984 to October 1991.

  Alexander F. Schilt, Ph.D., age 58, has been a director since 1992. Dr. Schilt is the President of the InterAmerican University Council for Economic and Social Development. He served as Chancellor of the University of Houston until August 1995. Prior to 1990, he was President of Eastern Washington University in Cheney and Spokane, Washington.

Class II Directors--Term Expiring 2001

  Milton Carroll, age 48, has been a director since 1992. Mr. Carroll is Chairman, President and Chief Executive Officer of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He is a director of Health Care Service Corporation, Seagull Energy Corporation and TEPPCO Partners, L.P.

  John T. Cater, age 63, has been a director since 1983. Mr. Cater is President of Compass Bank--Houston. He previously served as Chairman and a director of River Oaks Trust Company and as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company.

  R. Steve Letbetter, age 50, has been a director since 1995. Mr. Letbetter is President and Chief Operating Officer of the Company, having served in that capacity since January 1997. He has served since 1978 in various positions as an executive officer of the Company and its corporate predecessors. Mr. Letbetter is a director of Chase Bank of Texas--Houston.

Board Organization and Committees

  The Board of Directors directs the management of the business and affairs of the Company. The Board appoints committees to help carry out its duties. Several committees oversee specific matters affecting the Company, including the Executive Committee, the Audit Committee, the Finance Committee, the Compensation Committee, the Nuclear Committee and the Unregulated Business Committee. Last year the Board met nine times and the committees met a total of 23 times. Each director attended more than 75 percent of the meetings of the Board of Directors and the committees on which he or she served.

  The Executive Committee consists of seven members: Mr. Carroll, Mr. Cater, Mr. Cruikshank, Ms. Deily, Mr. Honea, Mr. Jordan and Mr. Letbetter. This committee reviews management recommendations for organizational changes, consults on duties of executive officers and recommends potential candidates for election to the Board of Directors. The committee met twice in 1998.

  The Audit Committee consists of five non-employee directors: Mr. Carroll, Mr. Crosswell, Mr. Cruikshank, Mr. Grant and Dr. Schilt. This committee oversees accounting and internal control matters. The committee recommends to the Board of Directors the selection of the firm of independent public accountants to audit the financial statements of the Company and its subsidiaries and reviews and approves the plan and scope of the independent public accountants' audit and non-audit services and related fees. The committee met four times in 1998.

  The Finance Committee consists of five members: Mr. Cater, Ms. Deily, Mr. Grant, Mr. Hogan and Mr. Jordan. This committee reviews the Company's financial policies and strategies, including capital structure, and approves specific debt and equity offerings within limits set by the Board. The committee met five times in 1998.

  The Compensation Committee consists of four non-employee directors: Dr. Balzhizer, Mr. Cruikshank, Ms. Deily and Mr. Hanna. This committee oversees compensation and benefits for the Company's senior officers, including salary, bonus and incentive awards. The committee reviews human resource programs and monitors and, in certain cases, administers employee benefit plans. The committee's report on executive compensation begins on page 12. The committee met four times in 1998.

  The Nuclear Committee consists of three non-employee directors: Dr. Balzhizer, Mr. Crosswell and Dr. Schilt. This Committee reviews the Company's nuclear development efforts and operations and makes recommendations about nuclear regulatory reports and licensing requirements, management evaluations of nuclear engineering and construction, and operations progress and performance. The committee met three times in 1998.

  The Unregulated Business Committee consists of four directors: Dr. Balzhizer, Ms. Deily, Mr. Honea and Mr. Jordan. This committee reviews the Company's strategy and activities in the areas of domestic and foreign independent power generation projects and the privatization of foreign generating and distribution facilities. The committee met five times in 1998.

Compensation of Directors

  Company employees receive no extra pay for serving as directors. Each non-employee director receives an annual retainer fee of $20,000, a fee of $1,000 for each board and committee meeting attended and 500 shares of Company common stock annually under the Stock Plan for Outside Directors. Directors may defer all or part of their annual retainer fees and meeting fees under the Company's deferred compensation plan. The deferred compensation plan currently provides for accrual of interest on deferred director compensation at a rate equal to the average annual yield on the Moody's Long-Term Corporate Bond Index plus two percentage points.

  Non-employee directors participate in a director benefits plan under which a director who serves at least one full year will receive an annual cash amount equal to the annual retainer in the year the director terminates service. Benefits under this plan commence the January following the later of the director's termination of service or attainment of age 65, for a period equal to the number of full years of service of the director.

  Non-employee directors may also participate in the Company's executive life insurance plan described under "Retirement Plans, Related Benefits and Other Agreements." This plan provides split-dollar life insurance with a death benefit equal to six times the director's annual retainer with coverage continuing after termination of service as a director. The plan also permits the Company to provide for a tax reimbursement payment to make the directors whole for any imputed income recognized with respect to the term portion of the annual insurance premiums. Upon death, the Company will receive the balance of the insurance proceeds payable in excess of the specified death benefit. The plan is designed so that the proceeds received by the Company are expected to be at least sufficient to cover the Company's cumulative outlays to pay premiums and the after-tax cost to the Company of the tax reimbursement payments.

  Baker and Botts, L.L.P. has provided legal services to the Company and its subsidiaries during 1998, and is continuing to provide legal services during 1999. Class III nominee Mr. Baker is a senior partner at such firm.

  Mr. Carroll performed consulting services for the Company during 1998 in connection with deregulation issues, for which he was paid an aggregate of $260,000.

Stock Ownership

  The following table gives information as of February 1, 1999, about the stock ownership of any beneficial owner of more than 5% of the Company's common stock, the directors, the Chief Executive Officer, the four most highly compensated other executive officers, and the executive officers and directors as a group. Each director and officer and the directors and officers as a group beneficially owns less than 1% of the Company's outstanding common stock.

                                                            Number of
Name                                                          Shares
----                                                        ----------
Northern Trust Corporation................................. 31,054,460(1)
50 South LaSalle Street
Chicago, Illinois 60675

James A. Baker, III........................................      2,500
Richard E. Balzhiser.......................................      1,600
Milton Carroll.............................................      3,900
John T. Cater..............................................      3,500(2)
O. Holcombe Crosswell......................................     11,095
Robert J. Cruikshank.......................................      3,500
Linnet F. Deily............................................      3,500(3)
Joseph M. Grant............................................      5,311
Robert C. Hanna............................................     30,433
Lee W. Hogan...............................................     67,272(4)(5)
T. Milton Honea............................................    101,971
Don D. Jordan..............................................    555,718(4)(5)(6)
Hugh Rice Kelly............................................    117,288(4)(5)
R. Steve Letbetter.........................................    139,277(4)(5)
Stephen W. Naeve...........................................     49,196(4)(5)
Alexander F. Schilt........................................      2,300
All of the above and other executive officers as a group
 (20 persons)..............................................  1,296,119(4)(5)

--------
(1) This represents 10.5% of the outstanding common stock of the Company. This information is as of December 31, 1998 and is based on a Schedule 13G filed with the Securities and Exchange Commission (SEC) on February 9, 1999 by Northern Trust Corporation and certain of its subsidiaries. The 13G reports sole voting power for 657,533 shares, shared voting power for 30,375,625 shares, sole dispositive power for 996,760 shares and shared dispositive power for 74,501 shares. The Company understands that the shares reported include 29,962,679 shares held as trustee of the Company's savings plans.
(2) Includes 2,000 shares held by adult children.
(3) Owned jointly with spouse.
(4) Includes shares held under the Company's savings plan, as to which the participant has sole voting power (subject to such power being exercised by the plan's trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).
(5) Includes shares covered by exercisable stock options as follows: Mr. Hogan--24,334 shares; Mr. Jordan--166,872 shares; Mr. Kelly--49,884 shares; Mr. Letbetter--72,463 shares; Mr. Naeve--31,349 shares; and the group--444,585 shares.
(6) Includes 1,152 shares owned jointly with spouse.

Executive Compensation Tables

  These tables show the compensation of the Company's chief executive officer and the four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term Compensation
                                                                    ---------------------------------
                                    Annual Compensation                     Awards          Payouts
                         ------------------------------------------ ---------------------- ----------
                                                                    Restricted Securities
   Name and Principal                                Other Annual     Stock    Underlying     LTIP       All Other
        Position         Year Salary(1)   Bonus(1)  Compensation(2)  Award(3)  Options (#) Payouts(4) Compensation(5)
   ------------------    ---- ---------- ---------- --------------- ---------- ----------- ---------- ---------------
Don D. Jordan........... 1998 $1,235,000 $1,852,500     $97,653                            $1,025,825   $1,361,548
 Chairman and Chief      1997  1,000,000  1,080,000     640,754     $3,525,000    33,803      621,392    2,047,142
 Executive Officer       1996    962,292  1,050,000      13,300                   27,985      767,440      819,105

R. Steve Letbetter...... 1998    559,583    624,750      65,225                  100,000      307,714      101,093
 President and Chief     1997    481,250    447,525         266                    9,938      151,612       77,401
 Operating Officer       1996    416,000    330,750         228                    7,815      138,831       45,151

Lee W. Hogan............ 1998    429,167    405,000      61,126                   50,000      335,000       60,847
 Executive Vice
  President              1997    372,917    324,000       1,616                                             43,981
 of the Company and
  Chief                  1996    310,000    401,722       1,260                                42,360       20,913
 Executive Officer of
 the Retail Energy Group

Hugh Rice Kelly......... 1998    370,500    311,850         837                   50,000      241,672       86,907
 Executive Vice
  President,             1997    355,417    218,700         782                    6,292      141,497       69,091
 General Counsel and     1996    344,833    209,400         705                    5,563      176,311       37,495
 Corporate Secretary

Stephen W. Naeve........ 1998    344,167    328,500          61                   50,000      105,758       38,496
 Executive Vice
  President              1997    294,167    191,363          55                    4,777       55,724       30,128
 and Chief Financial     1996    237,917    159,000          43                    2,462       62,457       20,682
 Officer

--------
(1) The amounts shown include salary and bonus earned as well as earned but deferred.
(2) In 1998, the Company discontinued providing vehicles for its executive officers and paid to the executive officers a one-time transition payment as follows: Mr. Jordan, $46,700; Mr. Letbetter, $46,700; and Mr. Hogan, $46,700.
(3) On February 25, 1997, Mr. Jordan received a grant of 150,000 shares of restricted stock, to vest on June 1, 1999, pursuant to an employment agreement with the Company. The amount shown is the closing market price of 150,000 shares of Common Stock on February 25, 1997. The closing market price of 150,000 shares of common stock on December 31, 1998 was $4,809,375.
(4) 1998 amounts represent the dollar value of the Company common stock paid in 1998 based on the achievement of performance goals for the 1995-1997 performance cycle, plus dividend equivalent accruals during the performance period.
(5) 1998 amounts include (i) matching contributions to the Company's savings plans and accruals under the savings restoration plans as follows: Mr. Jordan, $142,983; Mr. Letbetter, $92,404; Mr. Hogan, $55,068; Mr. Kelly,
    $64,131; and Mr. Naeve $30,479; (ii) the term portion of the premiums paid by the Company under split-dollar life insurance policies purchased in connection with the Company's executive life insurance plan, as follows:
    Mr. Jordan, $28,200; Mr. Letbetter, $436; Mr. Hogan, $2,496; Mr. Kelly, $1,202; and Mr. Naeve, $88; and (iii) accrued interest on deferred compensation that exceeds 120% of the applicable federal long-term rate as follows: Mr. Jordan, $1,190,365; Mr. Letbetter, $8,253; Mr. Hogan, $3,283; Mr. Kelly, $21,574 and Mr. Naeve, $7,931.

                             OPTION GRANTS IN 1998

                                          Individual Grants
                                         -------------------
                                Shares   % of 1998 Exercise/             Grant
                              Underlying Employee    Base                 Date
                               Options    Option   Price Per Expiration Present
Name                          Granted(1)  Grants   Share ($)    Date    Value(2)
----                          ---------- --------- --------- ---------- --------
R. Steve Letbetter...........  100,000     4.49%    25.8125    3/2/08   $427,000
Lee W. Hogan.................   50,000     2.24%    25.8125    3/2/08    213,500
Hugh Rice Kelly..............   50,000     2.24%    25.8125    3/2/08    213,500
Stephen W. Naeve.............   50,000     2.24%    25.8125    3/2/08    213,500

--------
(1) Option grants vest in one-third increments per year from the date of grant (so long as the officer remains an employee). All options would immediately vest upon a change in control as defined in the Company's long-term incentive plan. A "change in control" generally is deemed to have occurred if (a) any person or group becomes the direct or indirect beneficial owner of 30% or more of the Company's outstanding voting securities; (b) the majority of the Board changes as a result of or in connection with, certain transactions; (c) as a result of a merger or consolidation, less than 70% of the surviving corporation's outstanding voting securities is owned by former shareholders of the Company (excluding any party to the transaction or their affiliates); (d) a tender offer or exchange offer is made and consummated for the ownership of 30% or more of the Company's outstanding voting securities; or (e) the Company transfers all or substantially all of its assets to another corporation that is not wholly owned by the Company.
(2) Grant date value is based on the Black-Scholes option pricing model assuming a ten-year term, volatility of 24.012%, an annual dividend of $1.50 per share, and a risk-free interest rate of 5.65%. Actual gains, if any, will be dependent on future performance of the common stock.

                          1998 YEAR END OPTION VALUES

                               Number of Unexercised     Value of Unexercised
                              Options at December 31,   In-the-Money Options at
                                       1998              December 31, 1998(2)
                             ------------------------- --------------------------
Name(1)                      Exercisable/Unexercisable Exercisable/Unexercisable
-------                      ------------------------- --------------------------
Don D. Jordan...............      146,277       31,863 $   1,102,052 $   202,636
R. Steve Letbetter..........       33,213      109,230       255,479     396,412
Lee W. Hogan................        7,668       50,000        51,798     168,750
Hugh Rice Kelly.............       29,266       56,049       221,257     207,037
Stephen W. Naeve............       12,269       54,006        93,466     194,996

--------
(1) None of the named officers exercised any options in 1998.
(2) Based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape, as reported in The Wall Street Journal for December 31, 1998.

                  LONG-TERM INCENTIVE PLAN--AWARDS IN 1998(1)

                                                        Estimated Future Payouts
                                                         Under Non-Stock Price-
                                                             Based Plans(2)
                                            Performance ------------------------
                                              Period              Target Maximum
                                     Number    Until    Threshold Number Number
                                       of   Maturation  Number of   of     of
Name                                 Shares  or Payout   Shares   Shares Shares
----                                 ------ ----------- --------- ------ -------
R. Steve Letbetter.................. 12,952  12/31/00     6,476   12,952 19,428
Lee W. Hogan........................  8,466  12/31/00     4,233    8,466 12,699
Hugh Rice Kelly.....................  6,095  12/31/00     3,048    6,095  9,143
Stephen W. Naeve....................  5,333  12/31/00     2,667    5,333  8,000

--------
(1) Amounts shown are potential payouts of awards of common stock under the Company's long term incentive plan. Such awards have a three-year performance cycle. Payouts are based on growth in earnings per share, total shareholder return and cash return on capitalization. If a change in control occurs, such amounts will be paid in cash at the maximum level, without regard to the achievement of performance goals. See the Report of the Compensation Committee on page 12 for more information about the long-term plan.
(2) The table does not reflect dividend equivalent accruals during the performance period.

Retirement Plans, Related Benefits and Other Arrangements

                              PENSION PLAN TABLE

   Final
  Average
   Annual          Estimated Annual Pension Based on Years of Service(2)
Compensation    ----------------------------------------------------------------------
 At Age 65         15            20             25             30            *35
------------    --------     ----------     ----------     ----------     ----------
$  500,000      $143,318     $  191,091     $  238,863     $  286,636     $  334,409
$  750,000      $216,068     $  288,091     $  360,113     $  432,136     $  504,159
$1,000,000      $288,818     $  385,091     $  481,363     $  577,636     $  673,909
$1,250,000      $361,568     $  482,091     $  602,613     $  723,136     $  843,659
$1,500,000      $434,318     $  579,091     $  723,863     $  868,636     $1,013,409
$1,750,000      $507,068     $  676,091     $  845,113     $1,014,136     $1,183,159
$2,000,000      $579,818     $  773,091     $  966,363     $1,159,636     $1,352,909
$2,250,000      $652,568     $  870,091     $1,087,613     $1,305,136     $1,522,659
$2,500,000      $725,318     $  967,091     $1,208,863     $1,450,636     $1,692,409
$2,750,000      $798,068     $1,064,091     $1,330,113     $1,596,136     $1,862,159
$3,000,000      $870,818     $1,161,091     $1,451,363     $1,741,636     $2,031,909
$3,250,000      $943,568     $1,258,091     $1,572,613     $1,887,136     $2,201,659

--------
 *  Greater than or equal to.
(1) Final average annual compensation means the highest compensation for 36 consecutive months out of the 120 consecutive months immediately preceding retirement. It includes only salary and bonus amounts. At December 31, 1998, the credited years of service for the following persons were: 35 years for Mr. Jordan; 25 years for Mr. Letbetter; 8 years for Mr. Hogan; 24 years for Mr. Kelly (10 of which result from a supplemental agreement) and 26 years for Mr. Naeve. Under a supplemental agreement with Mr. Hogan, upon the earliest of his normal retirement, disability or death, Mr. Hogan will be eligible for supplemental pension benefits determined as if his employment had commenced fifteen years prior to his first day of actual employment with the Company.
(2) Amounts are determined on a single-life annuity basis and are not subject to any Social Security or other disbursements. The qualified pension plan limits compensation and benefits in accordance with provisions of the Internal Revenue Code. Pension benefits based on compensation above the qualified plan limit or in excess of the limit on annual benefits are provided through the benefits restoration plan.

  The Company maintains an executive benefits plan that provides certain salary continuation, disability and death benefits to certain key officers of the Company and certain of its subsidiaries. All of the named officers participate in this plan pursuant to individual agreements that generally provide for (i) a salary continuation benefit of 100% of the officer's current salary for twelve months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and (ii) if the officer retires after attainment of age 65, an annual post-retirement death benefit of 50% of the officer's preretirement annual salary payable for six years. Coverage under this plan has not been provided to persons attaining executive officer status after July 1, 1996.

  The Company has an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for officers and members of the Board of Directors. The death benefit coverage varies but in each case is based on coverage (either single life or second to die) that is available for the same amount of premium that could purchase coverage equal to four times current salary for Messrs. Letbetter and Hogan; two times current salary for Mr. Kelly and Mr. Naeve; thirty million dollars for Mr. Jordan; and six times the annual retainer for the Company's non-employee directors. The plan also provides that the Company may make payments to the covered individuals to compensate for tax consequences of imputed income that they must recognize for federal income tax purposes based on the term portion of the annual premiums. If a covered executive retires at age 65 or at an earlier age under circumstances approved by the Board of Directors, rights under the plan vest so that coverage is continued based on the same death benefit in effect at the time of retirement. Upon death, the Company will receive the balance of the insurance proceeds payable in excess of the specified death benefit which is expected to be at least sufficient to cover the Company's cumulative outlays to pay premiums and the after-tax cost to the Company of the tax reimbursement payments. There is no arrangement or understanding under which any covered individuals will receive or be allocated any interest in any cash surrender value under the policy.

  Since 1985, the Company has had in effect deferred compensation plans which permit eligible participants to elect each year to defer a percentage of that year's salary (prior to December 1993 up to 25% or 40%, depending on age, and beginning in December 1993, 100%) and up to 100% of that year's annual bonus. In general, employees who attain the age of 60 during employment and participate in the Company's deferred compensation plans may elect to have their deferred compensation amounts repaid in fifteen equal annual installments commencing at the later of age 65 or termination of employment, in lieu of a lump sum distribution at termination of employment. Directors participating in these plans are entitled to receive distributions at age 70 or upon leaving the Board, whichever is later. Interest generally accrues on deferrals made in 1989 and subsequent years at a rate equal to Moody's Long-Term Corporate Bond Index plus 2%, determined annually until termination when the rate is fixed at the greater of the rate in effect at age 64 or at age 65. Rates of 19% to 24% were established for deferrals made in 1985 through 1988, as a result of then higher prevailing rates and the Company's projected ability to offset a substantial portion of the related cost, on an after-tax basis, through life insurance policies purchased by the Company. Current accruals of the above-market portion of the interest on deferred compensation amounts are included in the "All Other Compensation" column of the Summary Compensation Table.

  The Company and one of its subsidiaries, Reliant Energy International, Inc., are parties to a trust agreement with an independent trustee establishing a "rabbi trust" for the purpose of funding benefits payable to participants (which include each of the named officers) under the Company's deferred compensation plans, executive incentive compensation plans, benefits restoration plan and savings restoration plan (Designated Plans). The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. The Company and Reliant Energy International, Inc. are required to make future contributions to the grantor trust when required by the provisions of the Designated Plans or when required by the Company's benefits committee. The benefits committee consists of officers of the Company designated by the Board of Directors and has general responsibility for funding decisions and selection of investment managers for the Company's retirement plan and other administrative matters in connection with other employee benefit plans of the Company. If there is a change in control (defined in a manner generally the same as the comparable definition in the Company's long-term incentive compensation plan), the Company and Reliant Energy International are required to fully fund the grantor trust, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the Designated Plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the Designated Plans). The assets of the grantor trust are required to be held separate and apart from the other funds of the Company and its subsidiaries, but remain subject to claims of general creditors under applicable state and federal law.

  In 1997, the Company entered into an amended and restated employment agreement with Mr. Jordan extending his employment for two years beyond his normal retirement date (June 1, 1997). The new agreement, entered into in February 1997 and subsequently amended in November 1997, replaced an agreement entered in 1994 which also provided for an extension of Mr. Jordan's employment period. The 1997 agreement provides for the employment of Mr. Jordan as Chairman of the Board and Chief Executive Officer of the Company until June 1, 1999, subject to early termination or extension in certain circumstances (Employment Period). The agreement provides that during the Employment Period, Mr. Jordan will receive benefits including (i) base salary in an amount not less than his salary in effect on January 8, 1997, (ii) annual bonus awards based on amounts payable under the Company's executive incentive compensation plan and long-term incentive compensation plan, and
(iii) participation in other employee benefit plans and programs on generally the same basis as other peer executives, except that Mr. Jordan will not receive any long-term incentive compensation plan award for performance cycles commencing in 1998 and 1999 but has instead received an award of 300,000 restricted shares of Common Stock.

  Mr. Jordan's right to 150,000 shares of the restricted shares of Common Stock will vest if he continues to be employed by the Company until June 1, 1999, subject to earlier vesting if the Company terminates his employment without Cause (as defined), if he terminates employment for Good Reason (as defined) or if his employment terminates by reason of death, disability or retirement with the consent of the Board of Directors or by reason of the occurrence of a Change in Control (as defined). His right to the other 150,000 restricted shares of Common Stock is generally subject to vesting provisions based on achievement of the same performance goals that are applicable to his performance-based restricted stock award under the long-term incentive compensation plan for the 1997-1999 performance cycle (as estimated on the June 1, 1999 vesting date), subject to earlier vesting of the entire award if the Company terminates his employment without Cause, if he terminates employment for Good Reason or if his employment terminates by reason of the occurrence of a Change in Control, or of a prorated, performance-based portion of the award if his employment terminates by reason of death, disability or retirement with the consent of the Board of Directors.

  Mr. Jordan's employment agreement provides for an extension of the commencement date of the fifteen annual installment payments of salary and bonus previously deferred under the Company's deferred compensation plans for one year following the end of the Employment Period, if Mr. Jordan remains employed through the end of the Employment Period, in consideration of Mr. Jordan's agreement to make himself available for up to 40 hours per month as a consultant during that year.

  The employment agreement with Mr. Jordan provided for an election at retirement to retain the group life insurance coverage normally provided to similarly situated active employees of the Company. In lieu of providing this coverage through the group program, the Company elected to purchase an individual policy for Mr. Jordan for a single sum premium, which is included in the "All Other Compensation" column of the Summary Compensation Table for 1997, and to make an additional payment to him in an amount necessary to make him whole on an after-tax basis against the tax liability incurred by him as a result of the receipt of the policy, which is included in the "Other Annual Compensation" column for 1997.

  The agreement provides for termination of the Employment Period prior to June 1, 1999 upon the occurrence of a Change in Control or, if a binding agreement to effect a Change in Control is in effect on June 1, 1999, for extension of the Employment Period to the earlier of the date a Change in Control occurs or the termination of such agreement.

  Upon any termination of the Employment Period by reason of the occurrence of a Change in Control, or, while the Company is a party to any agreement to effect a Change in Control, the Company terminates Mr. Jordan's employment without Cause or Mr. Jordan terminates his employment for Good Reason or by reason of death, disability or retirement with the consent of the Company, the employment agreement provides that the Company will pay Mr. Jordan a cash payment equal to 2.99 times the sum of his base salary, target annual bonus (currently 100% of his base salary) and the fair market value of 150,000 shares of Common Stock, and will fulfill certain other obligations generally applicable upon termination of employment. To the extent that payments made to Mr. Jordan would result in the imposition of an excise tax (and related loss of deduction to the Company), the agreement provides for additional payments to Mr. Jordan in an amount necessary to offset the effect of the excise tax and any consequent income tax. Generally, a Change in Control will be deemed to occur under the employment agreement if (i) the individuals constituting the Board of Directors of the Company on September 1, 1997, including their designated successors (Incumbent Directors) cease to constitute a majority of the Board, (ii) an individual, entity or group acquires beneficial ownership of 30% or more of the Company's outstanding voting stock, unless the acquisition is from the Company in a transaction approved by a majority of the Incumbent Directors, (iii) a merger or other business combination involving the Company is consummated unless, immediately following the transaction, (a) the Company's stockholders prior to the business combination own more than 70% of the outstanding shares of voting stock of the resulting parent entity in the same relative proportions, (b) the total fair market value of any consideration paid to another entity or its stockholders, plus the amount of long-term debt of the entity acquired does not exceed 50% of the sum (determined prior to the transaction) of the fair market value of the Company's outstanding voting stock and the amount of its consolidated long-term debt, (c) there is not a 30% stockholder of the resulting parent entity and (d) a majority of the board of the resulting parent entity after the transaction were Incumbent Directors immediately prior to consummation of the business combination or (iv) there is a disposition of 70% or more of the assets of the Company and its consolidated subsidiaries unless, immediately following the transaction, the Company's stockholders prior to such transaction own more than 70% of the then outstanding shares of voting stock of the Company and of the parent entity that acquires the largest portion of such assets and a majority of the members of the board of directors of the Company and of such acquiring parent entity were Incumbent Directors immediately prior to the transaction.

  In November 1997, the Company entered into severance agreements with certain executive officers, including Mr. Letbetter, Mr. Hogan, Mr. Kelly and Mr. Naeve. These severance agreements provide for the payment of certain benefits in the event of a covered termination of employment occurring within three years after the occurrence of a Change in Control. The meaning of a Change in Control is generally the same as in the employment agreement between the Company and Mr. Jordan described above. A covered termination occurs if the officer's employment is terminated for reasons other than death, disability, termination on or after age 65, termination for Cause (as defined), or resignation by the officer unless the resignation occurs during a 61-day period commencing on the date the officer experiences a significant reduction in his duties, remuneration, or principal place of employment following or in anticipation of a Change in Control. Under the agreements an officer experiencing a covered termination of employment will be entitled to payment of three times a prescribed covered compensation amount as well as certain welfare benefits. An officer's covered compensation amount for this purpose is the sum of his annual salary, target annual bonus (currently ranging from 45% to 100% of base salary) and an amount (stated as a percentage of base salary, currently ranging from 45% to 105%) based on the maximum payout under the officer's grant of performance-based restricted stock under the Company's long-term incentive compensation plan. In addition, in the event of a covered termination, the agreements provide for certain additional benefits, including reimbursement of certain expenses associated with obtaining new employment, provision of financial planning services, provision of benefits under the Company's supplemental retirement plans calculated as if the affected officer had remained employed throughout a three-year period following the Change in Control, and a tax gross-up payment in an amount necessary to make the officer whole after payment of any excise tax resulting from payments under the severance agreement and any associated income and other taxes. The agreements expire in September 2000.

Report of the Compensation Committee

  The Compensation Committee (Committee) is composed entirely of nonemployee directors. Committee members are not eligible to participate in any of the compensation programs that the Committee administers. The Committee reviews and makes recommendations to the Board concerning all executive officer compensation, including salary and non-incentive based compensation, and the design of the Company's incentive compensation plans for executives. The Committee oversees and administers the Company's incentive compensation programs including the determination of the annual and long-term incentive awards to the Company's executive officers.

  Compensation Policy. The Company's executive compensation policy is to have compensation programs that:

  . strengthen the relationship between pay and performance;

  . attract, retain and encourage the development of highly qualified and experienced executives;

  . promote overall corporate performance; and

  . provide compensation that is competitive externally and equitable internally.

  The Company retains an independent consulting firm to provide, at least biennially, a review of the executive compensation practices of companies considered comparable to the Company in terms of size, performance, position and compensation philosophy. This data is used primarily for establishing ranges for base salary and target and opportunity levels for annual and long-term incentive awards. (The companies included in the data are not identical to the group of companies identified in the Standard & Poor's group index of electric utility companies (S&P Electric Companies Index) used in the creation of the "Stock Performance Graph" included in this proxy statement because the Committee believes that the Company's most direct competitors for executive talent are not in all cases the same as the companies included in the index chosen for comparing shareholder returns.)

  The Committee also obtains peer group data regarding the performance of groups of companies in the utility industry, the nonregulated power industry and other industries. This industry-specific data is used primarily in the formulation of performance measurements related to the Company's individual subsidiaries or business units.

  In addition to considering comparative data and other peer groups, the Committee makes its own subjective determination of executive officer performance. In making such determinations, the Committee also takes into account the chief executive officer's evaluations of other executive officers' performance.

  The Committee periodically evaluates the Company's executive compensation programs in light of the provisions of the Internal Revenue Code relating to the disallowance of deductions for compensation in excess of $1 million for certain executive officers unless certain requirements are met. The Committee does not anticipate any payment of compensation in 1999 or 2000 in excess of that which is deductible under those rules, taking into account expected deferrals of compensation by affected executive officers. Except for the long-term performance incentive awards established for the Company's nonregulated power business, the performance goals for awards under the Company's long-term incentive awards program qualify for an exception to the deductibility limit applicable to certain performance-based compensation for which the performance goals have been approved by shareholders. The Committee may consider in the future whether or not to submit for shareholder approval the performance goals applicable to the annual incentive awards or the long-term incentive awards established for the Company's nonregulated power business, or make any adjustments to the performance goals for those incentive awards that would be necessary in order to qualify for the performance-based exception of the tax provisions. The Company reserves the right to structure compensation in a manner not eligible for exception from the deductibility limit.

  Components of Compensation. The key elements of the Company's executive compensation program are base salary, annual incentive awards and long-term incentive awards. The Committee evaluates each element of compensation separately and in relation to the other elements of an executive's total compensation package, taking into consideration relevant comparative data for compensation at the 50th percentile and 75th percentile. Compared to companies in the database, total targeted compensation may vary from below the 50th percentile to above the 75th percentile depending on an executive officer's tenure, experience, leadership and level of responsibility. Because a significant portion of an executive officer's compensation includes at-risk components based on business performance, if the performance exceeds that of the relevant peer group, compensation should be above the targeted levels; likewise, if performance falls below that of the peer group, compensation should be below the targeted level.

  Base Salaries. The Committee's annual recommendations to the Board concerning each executive officer's base salary are based on the Committee's analysis of salary levels for comparable executive officer positions, its subjective evaluation and, except in the case of Mr. Jordan, management's evaluation of each executive officer's individual performance and level of responsibility.

  Annual Incentive Compensation. The annual incentive awards program provides executive officers with annual bonuses based on the achievement of Committee-approved performance goals. Those annually determined performance goals generally are based upon financial objectives of the Company and its subsidiaries or business units and are designed to encourage improved operating results and foster achievement of particular strategic objectives. Performance goals for 1998 were primarily based on earnings per share. Certain officers also had business unit goals that affected a portion of their performance goals.

  Annual incentive awards for executive officers in 1998 had target award levels that ranged from 45% to 100% of base salary depending on the executive officer's level of responsibility. A threshold level of performance results in an award that is 50% of target, and a maximum level of performance results in an award that is either 50% or 100% over the target level depending on the applicable business unit plan. For 1998, the goals for the Company's executive officers were achieved at levels that resulted in bonuses ranging from 15% over target to 100% over target.

  Long-term Incentive Compensation. The long-term incentive awards program provides stock-based incentive compensation for executive officers in the form of grants of performance shares, stock options, stock appreciation rights. In addition, the Committee has adopted a stock ownership guideline applicable to all of the Company's officers that establishes a goal of ownership of the Company's common stock representing a value of at least two times the officer's base salary.

  Performance goals for the long-term incentive awards program are generally based on financial objectives measurable over a three-year performance cycle. For the performance cycle that ended in 1997, under which payments were made in 1998, goals included a combination of consolidated and subsidiary or business unit goals, weighted 25% and 75% of the total, respectively. The Company's consolidated goal for this performance cycle was based on the Company's ranking in total return to shareholders compared to a group of other electric utilities and utility holding companies. The subsidiary or business unit goals for this performance cycle were based on the following financial objectives: for the electric utility operations, establishing a model for competitive pricing in a deregulated market and achieving certain cash flow performance in relation to a group of 21 other electric utility companies and for the nonregulated power business, closing transactions related to certain projects. The performance goals for the performance cycle that commenced in 1998 consist of three objectives: growth in earnings per share, total return to shareholders relative to the S&P 500 Electric Utilities Index, and cash return on capitalization relative to the same peer group.

  The target number of performance shares granted is based on a percentage of base salary divided by the average market price of common stock over a prescribed period prior to the beginning of the performance cycle. In determining the size of the grant, the Committee reviews comparative data, considers the level of responsibility of each of the Company's executive officers and the recommendations of the chief executive officer, and then makes a subjective determination of the appropriate target so that the award is in a range of 30% to 70% of base salary.

  Achievement of the performance goals at the target level results in a payout level of 100% of the performance shares for both the performance cycle that paid out in 1998 and the performance cycle that commenced in 1998. For both of these performance cycles, attainment of the threshold level of performance results in payouts of 50% of the target number of shares and the attainment of the maximum level results in payouts of up to 50% over the target number of shares.

  For the performance cycle concluding in 1997 that paid out in 1998, the composite goals for the Company's executive officers were achieved at levels that resulted in payouts ranging from 1% under target to 4% over target.

  Annual grants of stock options are made at an option price not less than the fair market value of the common stock on the date of grant. This design is intended to focus executive officers on the creation of shareholder value over the long-term and encourage equity ownership in the Company.

  In determining the size of stock option grants to executive officers, the Committee reviews comparative data. Because the policies with respect to stock options vary widely, the Committee's objective of delivering a competitive award opportunity based on the dollar value of the award granted necessarily involves a subjective determination by the Committee. In making its determination, however, the Committee considers the recommendations of the chief executive officer with respect to the awards for other executive officers. For 1998, grants ranged from 35,000 to 100,000 options, depending on the executive officer's position.

  The Committee also grants long-term awards under a long-term incentive plan established for the Company's nonregulated power business. Awards were made to one executive officer of the Company under this plan during 1998 in lieu of the grant of performance shares and stock options as discussed above.

  Chief Executive Officer Compensation. Under Mr. Jordan's employment contract, Mr. Jordan's base salary must be in an amount not less than his salary in effect in January 1997, which was $1,000,000 per year. In 1998, Mr. Jordan's base salary was increased to $1,235,000 primarily as a result of a review of comparative data and consideration of Mr. Jordan's extensive involvement as President of the World Energy Congress. Mr. Jordan's annual incentive bonus for 1998 was determined using the criteria described above for executive officers generally. His target annual incentive award for 1998 was 100% of his base salary, with the payment level based on earnings per share. The 1998 annual incentive award payment was based on achievement of his goal at 50% over the target level. In the case of awards under the long-term incentive program, the target number of performance shares was valued at 70% of Mr. Jordan's base salary for the performance cycle that paid out in 1998 and was based 25% on achievement of the Company's consolidated goal and 75% on achievement of the subsidiary or business unit goals for the electric utility operations and the nonregulated power business (85% and 15%, respectively). Long-term incentive awards paid out in 1998 represent a composite achievement of 4% over the target level of performance.

  In 1997, the Committee and the full Board of Directors determined that entering into an employment contract with Mr. Jordan to extend his employment for two years beyond his normal retirement date was in the best interests of the Company and its shareholders because of the extremely rapid pace of change in the industry and the Committee's subjective evaluation of the benefits of Mr. Jordan's experience, knowledge and industry leadership in positioning the Company to best meet the challenges and exploit the opportunities of this period of transition. In connection with this agreement, it was agreed that Mr. Jordan would not participate in the Company's long-term incentive program for any performance cycle beginning after the one that commenced in 1997. Instead, he received a grant of 150,000 restricted shares of Common Stock which vest based solely on his continued service during the extended employment period, and an additional 150,000 restricted shares of Common Stock which vest based both on continued service and on achievement of the same performance goals that are applicable to his award under the long-term incentive compensation plan for the cycle that commenced in 1997. In addition, the agreement provides for the extension of the commencement date of deferred payments under the Company's deferred compensation plan, providing him the continued benefit of above-market interest rates on the deferrals during the period of the extension. Additional details regarding the employment contract are shown elsewhere in this Proxy Statement.

Robert J. Cruikshank
Richard E. Balzhizer
Linnet F. Deily
Robert C. Hanna

Stock Performance Graph

  The graph below compares the yearly percentage change in the cumulative total shareholder return on the common stock with the cumulative total return of the S&P 500 Index and the S&P Electric Companies Index for the period commencing December 31, 1993 and ending December 31, 1998.

                    FIVE YEAR CUMULATIVE TOTAL RETURN(1)(2)



[Graph appears here]

                                                          December 31,
                                                  -----------------------------
                                                  1993 1994 1995 1996 1997 1998
                                                  ---- ---- ---- ---- ---- ----
Reliant Energy, Incorporated..................... $100 $ 81 $119 $119 $150 $190
S&P Electric Companies Index..................... $100 $ 87 $114 $114 $144 $166
S&P 500 Index.................................... $100 $101 $139 $171 $229 $294

(1) Assumes that the value of the investment in common stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.
(2) Historical stock price performance is not necessarily indicative of future price performance.

Proposal to Change the Company's Name by Amending the Restated Articles of Incorporation

  The Board of Directors has unanimously approved a proposal to change the Company's name to "Reliant Energy, Incorporated" by amending the Company's Restated Articles of Incorporation. The proposed amendment would replace the first sentence of Article I of the Restated Articles of Incorporation with the following: "The name of the corporation is Reliant Energy, Incorporated."

  In 1997, we engaged in a merger that made us one of the largest combination electric and natural gas companies in the nation. A natural fit, the merger provided a number of significant strategic advantages. This new single entity became a stronger, more capable company, quickly becoming highly respected, not only in our own community, but also throughout the entire country and in international markets. In 1998, as we established a strong presence throughout the energy industry, we adopted one common vision--We will be the one people choose for energy, innovation, opportunity, and investment. However, because we were operating under many different names (i.e., Arkla, Entex, Minnegasco, HL&P and NorAm), consumers were unaware of the true breadth and depth of the company's scope, resources and capabilities. With our common vision, we knew we needed to bring all our operating companies together in order to implement our long-term strategies and support our common vision of being the "one" people choose. Management began a comprehensive study to find out what identity would best support our vision. In February 1999, we adopted a single name and a visual identity that could be shared by all business units, clearly communicating the links between us. Please assist us in this endeavor by voting in favor of the amendment to the Restated Articles of Incorporation to change the corporate name to Reliant Energy, Incorporated.

  Requisite Vote. To approve the amendment to the Restated Articles of Incorporation we need the affirmative vote of a majority of the outstanding shares of common stock. If the requisite vote is not obtained, the amendment will not become effective.

    The Board of Directors recommends a vote FOR approval of the Amendment.

Ratification of Appointment of Independent Accountants and Auditors

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as independent accountants and auditors to conduct the annual audit of the Company's accounts for the year 1999. Deloitte & Touche LLP (and their predecessors) have served as independent accountants and auditors for the Company and its predecessors since 1932. Approval requires the affirmative vote of a majority of shares of Common Stock voted for or against the matter. If ratification of the appointment is not approved, the Board will reconsider the appointment.

  Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

     The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent accountants and auditors.

Shareholder Proposals for 2000 Annual Meeting

  Any shareholder who intends to present a proposal at the 2000 annual meeting of shareholders and who requests inclusion of the proposal in the Company's proxy statement and form of proxy relating to that meeting in accordance with applicable rules of the SEC must file such proposal with the Company by November 26, 1999.

  The Company's bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2000 annual meeting, the required notice must be received by the Company's Corporate Secretary between November 8, 1999 and February 6, 2000. The proposal must constitute a proper subject to be brought before the meeting and the notice must contain prescribed information including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent's status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with the Company's Restated Articles of Incorporation or Texas law. A copy of the Bylaws describing the requirements for notice of shareholder proposals may be obtained by writing Mr. Hugh Rice Kelly, Corporate Secretary, at the Company's address shown above.

Director Nominations for 2000 Annual Meeting of Shareholders

  The Company's bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to the Company's Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at the Company's principal executive offices between November 8, 1999 and February 6, 2000. The shareholder must also provide the information about the nominee that would be required to be disclosed in next year's proxy statement. The Company is not required to include any shareholder proposed nominee in the proxy statement. A copy of the Bylaws describing the requirements for nomination of director candidates by shareholders may be obtained by writing Mr. Hugh Rice Kelly, Corporate Secretary at the Company's address shown above.

General Information

  The Company began mailing this proxy statement and the accompanying proxy card to shareholders on March 25, 1999. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. The Company will pay all solicitation costs including the fee of Morrow & Co., who will help the Company solicit proxies for $9,500, plus expenses. The Company will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of the Company's common stock. In addition, certain of the Company's directors, officers and employees may solicit proxies by telephone and personal contact.

  The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1935 requires the Company's directors, executive officers, and holders of more than 10% of the Company's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's common stock. The Company believes that during the fiscal year ended December 31, 1998, its officers and directors complied with all these filing requirements.

Annual Report to Shareholders

  The Summary Annual Report to Shareholders, together with the Appendix A-- 1998 Financial Statements, which contains the Company's consolidated financial statements for the year ended December 31, 1998, accompany the proxy material being mailed to all shareholders. The Summary Annual Report is not a part of the proxy solicitation material.

                                          By Order of the Board of Directors,

                                          /s/ Don D. Jordan
                                                 Don D. Jordan
                                          Chairman and Chief Executive Officer

March 25, 1999

      HOUSTON INDUSTRIES INCORPORATED d/b/a RELIANT ENERGY, INCORPORATED
                             PROXY - COMMON STOCK
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints D. D. Jordan, R. Steve Letbetter and Lee W. Hogan, and each of them as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Houston Industries Incorporated to be held May 5, 1999, at 9 AM (CDT) in the Auditorium of Reliant Energy Plaza, 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting.

                              IF YOU WISH TO VOTE IN ACCORDANCE WITH THE
                              RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU MAY JUST SIGN AND DATE BELOW AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED. SPECIFIC CHOICES MAY BE MADE ON THE REVERSE SIDE. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES REPRESENTED WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION.

                              Dated:_____________________________________,  1999

                              Signature:________________________________________

                              SIGNATURE:________________________________________
                              NOTE: PLEASE SIGN EXACTLY AS NAME(S) APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE.

                              DO YOU  PLAN TO ATTEND THE ANNUAL MEETING?________



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                         [Insert Reliant Energy Logo]

       HOUSTON INDUSTRIES INCORPORATED d/b/a RELIANT ENERGY, INCORPORATED
                               PROXY (CONTINUED)
                      1999 ANNUAL MEETING OF SHAREHOLDERS

The nominees for Class III directors are James A. Baker, III, Richard E.
Balzhiser, O. Holcombe Crosswell, Joseph M. Grant and Don D. Jordan.   Their
terms will expire in 2002. Your Board of Directors recommends that you vote FOR all nominees for director, FOR the amendment to the Company's Restated Articles of Incorporation to change the corporate name and FOR the appointment of Deloitte & Touche LLP as independent accountants and auditors for 1999. To withhold authority to vote for any individual nominee, please write that nominee's name in the space provided below.


                                         WITH-  FOR ALL                                                 FOR     AGAINST    ABSTAIN
                                FOR      HOLD   EXCEPT
                                                               2.  Amendment of Restated Articles       [ ]       [ ]       [ ]
1.  Election of nominees       [ ]       [ ]     [ ]               of Incorporation to change the
    for director in                                                corporate name
    Class III
                                                               3.  Appoint Deloitte & Touche LLP        [ ]       [ ]      [ ]
                                                                   as independent accountants
Exceptions:___________________________________                     and auditors for 1999
____________________________________________
____________________________________________




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